UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2019

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-25087	52-2095412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland		20817
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On February 14, 2019, Host Hotels & Resorts, L.P. (“Host LP”) acquired the entity that owns The 1 Hotel South Beach for the aggregate consideration of approximately $610 million, including the issuance by Host LP to RL Capital Realty Associates LLC, a Delaware limited liability company, of Class A Common Units with an aggregate value of approximately $2.6 million and Class G Preferred Units with an aggregate value of approximately $23.4 million. In connection with the acquisition, Host LP issued 142,471 Class A Common Units valued at $18.2539 per unit and 936,235 Class G Preferred Units with a per unit liquidation preference of $25.00. The Class G Preferred Units are not convertible into or exchangeable into any securities of Host LP or Hotels & Resorts, Inc., the General Partner of Host LP (the “General Partner”). Under certain circumstances set forth in the Third Amended and Restated Agreement of Limited Partnership of Host LP, each Class A Common Unit is redeemable for cash or, at the election of the General Partner, exchangeable for 1.021494 shares of the General Partner’s common stock.

The Class A Common Units and the Class G Preferred Units were issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 3.03.	Material Modification to Rights of Security Holders.

The designations, preferences, rights, powers, restrictions and limitations of the newly issued Class G Preferred Units are governed by the Forty-Fifth Amendment to Third Amended and Restated Agreement of Limited Partnership of Host LP, dated February 14, 2019, which provides that each holder of Class G Preferred Units will be entitled to receive when, as and if declared by the General Partner, cash distributions at the rate of 5.0% per annum of the $25.00 liquidation preference per Class G Preferred Unit (which is equivalent to an annual rate of $1.25 per Class G Preferred Unit). Distributions began to accrue daily from February 14, 2019 and are payable quarterly in cash in arrears, when, as and if declared by the General Partner, commencing on April 15, 2019.

While any Class G Preferred Units are outstanding, no full distributions may be authorized, declared or paid on any units which rank equally with or junior to the Class G Preferred Units unless full cumulative distributions have been or contemporaneously are authorized, declared and paid or reserved for payment on the Class G Preferred Units, except for certain distributions made in certain circumstances (i) when distributions on the Class G Preferred Units are not permitted pursuant to any provisions regarding distributions contained in any agreement of Host LP or the General Partner and (ii) when distributions are necessary to maintain the General Partner’s status as a real estate investment trust (“REIT”) or to preserve Host LP’s status as a partnership for federal income tax purposes.

Except as described above regarding certain distributions permitted to maintain REIT or partnership status and when distributions on the Class G Preferred Units are not permitted pursuant to other agreements, while any Class G Preferred Units are outstanding, unless cumulative distributions have been paid or reserved for payment and all redemption requests have been paid, no distributions (other than distributions paid solely in certain junior units) may be authorized, declared or paid or reserved for payment on any units ranking equally with or junior to the Class G Preferred Units, nor may any such units be redeemed, except, in certain instances for redemption or exchange for certain junior units or by the General Partner for shares of common stock and for certain distributions permitted to maintain REIT or partnership status.

In the event of any liquidation, dissolution or winding up of Host LP, before any payment or distribution of the assets of Host LP is made to or reserved for holders of certain junior units, holders of Class G Preferred Units are entitled to receive $25.00 per Class G Preferred Unit, plus an amount equal to all distributions accumulated, accrued and unpaid to the date of payment. Until the holders of the Class G Preferred Units have been paid such amount, no payment or distribution may be made to holders of certain junior units upon the liquidation, dissolution or winding up of Host LP. If the assets of Host LP, or the proceeds thereof, distributable to the holders of the Class G Preferred Units are insufficient to pay holders of Class G Preferred Units and any class(es) of equally ranked units, then the assets or proceeds will be distributed ratably among the holders of the Class G Preferred Units and holders of units ranking equally. Subject to the rights of the holders of certain units ranking equally to the Class G Preferred Units, upon any liquidation, dissolution or winding up of Host LP, after payment to the holders of the Class G Preferred Units is made, holders of junior units, subject to any respective terms and provisions applying to such units, will be entitled to receive any remaining assets or proceeds.

The information included in Item 3.02 above is also incorporated by reference into this Item 3.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, L.P. By: HOST HOTELS & RESORTS, INC. Its General Partner

Date: February 19, 2019	By:	/s/ Brian G. Macnamara
Brian G. Macnamara
Senior Vice President, Corporate Controller